PROSPECTUS                 Pricing Supplement No.'s 3507 and 3508
Dated October 7, 1999      Dated January 13, 2000
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated December 17, 1999    No.'s 333-76479 and 333-87367

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)
Trade Date:    January 13, 2000

Settlement Date (Original Issue Date):       January 19, 2000

Maturity Date: January 19, 2010

Principal   Amount   (in  Specified  Currency): Tranche A: USD750,000,000
                                                Tranche B: USD250,000,000

Price to Public (Issue Price):     99.255%

Agent's Discount or Commission:    Tranche A: 0.4250%
                                   Tranche B: 0.2440%

Net Proceeds to Issuer:       Tranche A: USD741,225,000
                              Tranche B: USD247,527,500

Interest Rate Per Annum: 7.375%

Interest Payment Date(s):

  X Semi-Annually on January 19th and July 19th of each year commencing, July 19, 2000.

Form of Notes:

  X  DTC registered        ___ non-DTC registered

CUSIP Number:  36962G UL6

ISIN Number:   US36962GUL66

Common Code:   10689406

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No.'s 3507 and 3508
                           Dated January 13, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-76479 and 333-87367

Repayment, Redemption and Acceleration:

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

Reopening of Issue:

   Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated December 17, 1999.

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No.'s 3507 and 3508
                           Dated January 13, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-76479 and 333-87367

Additional Information:

   General.

  At September 25, 1999, the Company had outstanding indebtedness totalling $177.082 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 25, 1999 excluding subordinated notes payable after one year was equal to $176.385 billion.

   Consolidated Ratio of Earnings to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

            Year Ended December 31,          Nine Months Ended
           1994   1995  1996  1997  1998     September 25, 1999
           1.63   1.51  1.53  1.48  1.50        1.62

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  The Notes are being purchased by Salomon Smith Barney Inc. and Warburg Dillon Read LLC (the "Underwriters"), as principal, at 99.255% of the aggregate principal amount less an underwriting discount equal to Tranche A: 0.4250% and Tranche B: 0.2440% of the principal amount of the Notes.

  The  Company  has agreed to indemnify the Underwriters  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.